ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77M

Immediately after the close of business on November 7, 2014, the Global Trust acquired the assets (subject to all the liabilities) of Natural Resources Trust in exchange for the shares of the Global Trust. The transaction was approved by the Board of Trustees of each portfolio on June 23-25, 2014 and by shareholders of the Natural Resources Trust on September 17, 2014. The terms of the transactions are set forth in the Plan of Reorganization dated June 25, 2014, attached as Sub-Item 77Q Exhibit A.

Immediately after the close of business on November 7, 2014, the Bond Trust acquired the assets (subject to all the liabilities) of Bond PS Series in exchange for the shares of the Bond Trust. The transaction was approved by the Board of Trustees of each portfolio on June 23-25, 2014 and by shareholders of the Bond PS Series on September 17, 2014. The terms of the transactions are set forth in the Plan of Reorganization dated June 25, 2014, attached as Sub-Item 77Q Exhibit A.